Exhibit 99.1

                   ASTEA REPORTS FIRST QUARTER 2006 RESULTS

    HORSHAM, Pa., May 12 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2006.

    For the first quarter ended March 31, 2006, Astea reported revenues of $3.9 million compared to revenues of $3.8 million for the same period in 2005. Net loss for the first quarter was $2.2 million or $.63 per share, compared to a net loss of $749 thousand or $.25 per share for the same period in 2005. License revenues were $125 thousand compared to $598 thousand in 2005. Total service and maintenance revenue increased 18% to $3.8 million, resulting from the addition of services and maintenance from FieldCentrix, which was acquired in September 2005. Astea continues to maintain a debt-free position and a strong working capital ratio.

    "Although we are disappointed with our first quarter results, we remain confident in our ability to achieve our goals for 2006, as our pipeline is strong. Our .Net version continues to receive high marks from the analysts as well as our customers. We are experiencing strong market momentum as well as positive competitive positioning. We continue to invest significantly in sales and marketing, professional services, and research and development to support our initiatives and reinforce our leadership position in the Service Lifecycle Management market," stated Zack Bergreen, CEO of Astea International. "We are seeing both new and add-on business opportunities and we believe that this will continue to grow in future quarters. Our products and services remain 'best in class,' and are recognized around the world as having the necessary depth and breadth for companies to increase customer satisfaction, improve profitability, and achieve a competitive advantage."

    FIRST QUARTER HIGHLIGHTS

    * New license deals in Japan signed with AlphaNet, Sony, and MTServices. Revenue is expected to be recognized in subsequent quarters.

    * Successfully launched FieldCentrix Enterprise 4.1 introducing significant enhancements in real-time, remote inventory insight and staff optimization. It also includes a new fleet management solution. Additionally, Astea introduced a new toolkit for customizing, extending or building new mobile applications that synchronize and speed workflow with extremely flexible options for reporting and tracking.

    * Launched Service Management OnDemand, powered by FieldCentrix. Astea's Service Management OnDemand solution is the industry's first hosted "field-centric" service management offering on the market today that mirrors and optimizes the workflow of field service engineers on service calls. The hosted offering helps small and mid- size companies streamline and automate business processes, improve compliance with service level agreements, and synchronize customer touch points for increased customer satisfaction.

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    Astea will host a conference call that will be broadcast live over the
Internet on May 12, 2006 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International

    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling, and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2005, as supplemented in the 10-Q for the Quarter ended March 31, 2006 as filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             05/12/2006
    /CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer of Astea International, +1-215-682-2500, retskovitz@astea.com/
    /Web site:  http://www.astea.com/